Exhibit 99.1

News Release Three Radnor Corporate Center, Suite 301 100 Matsonford Road Radnor, PA 19087

FOR IMMEDIATE RELEASE

PVR PARTNERS, L.P. ANNOUNCES PROPOSED PRIVATE

PLACEMENT OF $300 MILLION OF SENIOR NOTES DUE 2021

RADNOR, PA – May 6, 2013 … PVR Partners, L.P. (NYSE: PVR) today announced that it intends to commence a private offering to eligible purchasers, subject to market and other conditions, of $300 million aggregate principal amount of senior notes due 2021. The notes will be fully and unconditionally guaranteed by PVR’s existing and future domestic restricted subsidiaries, subject to certain exceptions. PVR intends to use the net proceeds from the offering to repay a portion of the borrowings outstanding under PVR’s revolving credit facility.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. Any offers of the notes will be made only by means of a private offering memorandum.

PVR plans to offer and sell the notes and related guarantees only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act.

These securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or blue sky laws and foreign securities laws.

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Contact:	Stephen R. Milbourne Director – Investor Relations Phone: 610-975-8204 E-Mail: invest@pvrpartners.com